Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-44848) of Tech Data Corporation and in the Registration Statements (Forms S-8, Nos. 33-62181, 33-60479, 333-93801, 333-85509, and 333-59198) pertaining to the Tech Data Corporation 401(k) Savings Plan of our report dated June 14, 2006 with respect to the financial statements and supplemental schedule of the Tech Data Corporation 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Tampa, Florida

June 14, 2006